Exhibit 5.1

                      HINSHAW & CULBERTSON

  APPLETON, WISCONSIN           PIPER JAFFRAY
 BELLEVILLE, ILLINOIS              TOWER              MILWAUKEE, WISCONSIN
 BROOKFIELD, WISCONSIN           SUITE 3100             MUNSTER, INDIANA
  CHAMPAIGN, ILLINOIS         222 SOUTH NINTH           PEORIA, ILLINOIS
   CHICAGO, ILLINOIS               STREET               PHOENIX, ARIZONA
CRYSTAL LAKE, ILLINOIS          MINNEAPOLIS,           ROCKFORD, ILLINOIS
FT. LAUDERDALE, FLORIDA       MINNESOTA 55402         ST. LOUIS, MISSOURI
 JACKSONVILLE, FLORIDA                                   SAN FRANCISCO,
   JOLIET, ILLINOIS             612.333.3434               CALIFORNIA
    LISLE, ILLINOIS               TELEFAX:           SPRINGFIELD, ILLINOIS
    MIAMI, FLORIDA              612.334.8888             TAMPA, FLORIDA
                                                       WAUKEGAN, ILLINOIS



                              Robert A. Minish
                              Direct: 612.334.2511
                             RMinish@hinshawlaw.com

                         April 27, 2000


Developed Technology Resource, Inc.
7300 Metro Boulevard, Suite 550
Edina, MN 55439

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 that you intend to file with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the purpose of registering:

     400,000 shares of Common Stock, $.01 par value (the
     "Shares") of Developed Technology Resource, Inc., a
     Minnesota corporation (the "Company"), initially issuable upon the exercise of stock options granted pursuant to the Developed Technology Resource, Inc. 1992 Stock Plan (the
     "1992 Plan"), as amended; and

     85,000 shares of common stock initially issuable upon the exercise of stock options granted pursuant to the Developed
     Technology Resource, Inc. 1997 Outside Directors Stock
     Option Plan (the "1997 Plan"), as amended.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinion set forth below.

In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such Parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of either the 1992 Plan or the 1997 Plan, will be validly issued, fully paid and nonassessable.

Our opinion expressed above is limited to the business corporation laws of the State of Minnesota.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              /s/ Hinshaw & Culbertson

                              By:  /s/ Robert A. Minish

                                   Robert A. Minish